Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
August 5, 2005

MIDWEST AIR GROUP REPORTS JULY PERFORMANCE
AND REVISES CAPACITY GROWTH PROJECTIONS

Milwaukee, Wisconsin, August 5, 2005 - Midwest Air Group, Inc. (NYSE: MEH) today reported July performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. — Performance Report

					Seven Months Ended
	July				July 31,
	2005	2004	% Change		2005	2004	% Change
Midwest Airlines Operations
Origin & Destination Passengers	298,111	196,694	51.6		1,717,332	1,328,449	29.3
Scheduled Service Revenue Passenger Miles (000s)	305,875	203,940	50.0		1,794,181	1,383,877	29.6
Scheduled Service Available Seat Miles (000s)	373,581	308,055	21.3		2,422,932	2,103,368	15.2
Total Available Seat Miles (000s)	375,299	315,533	18.9		2,457,997	2,191,347	12.2
Load Factor (%)	81.9%	66.2%	15.7	pts.	74.0%	65.8%	8.2p	ts.
Revenue Yield (estimate)	$0.1142	$0.1209	(5.5)		$0.1151	$0.1196	(3.8)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0987	$0.0839	17.6		$0.0900	$0.0824	9.2
Average Passenger Trip Length (miles)	1,026	1,037	(1.0)		1,045	1,042	0.3
Number of Flights	4,144	3,189	29.9		25,600	21,890	16.9
Into-plane Fuel Cost per Gallon (estimate)	$1.83	$1.30	40.9		$1.69	$1.21	38.9

Midwest Connect Operations
Origin & Destination Passengers	76,273	62,133	22.8		473,684	382,866	23.7
Scheduled Service Revenue Passenger Miles (000s)	22,032	19,030	15.8		138,065	112,067	23.2
Scheduled Service Available Seat Miles (000s)	31,451	31,643	(0.6)		221,172	205,670	7.5
Total Available Seat Miles (000s)	31,451	31,643	(0.6)		221,439	205,670	7.7
Load Factor (%)	70.1%	60.1%	10.0	pts.	62.4%	54.5%	7.9p	ts.
Revenue Yield (estimate)	$0.3411	$0.3590	(5.0)		$0.3530	$0.3761	(6.1)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2437	$0.2211	10.2		$0.2260	$0.2105	7.3
Average Passenger Trip Length (miles)	289	306	(5.7)		291	293	(0.4)
Number of Flights	5,027	4,862	3.4		34,786	32,206	8.0
Into-plane Fuel Cost per Gallon (estimate)	$1.94	$1.36	42.0		$1.75	$1.26	39.3

(1)     Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs. Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Air Group also issued a revision regarding information it provided in the conference call following its earnings release on July 28, 2005. Due to a miscalculation involving available seat miles at Midwest Airlines, the company said it inadvertently overstated capacity projections for Midwest Airlines for 2005 and 2006. Corrected capacity growth projections are a 20-22% increase for Midwest Air Group in 2005 versus 2004, and a 16-18% increase in 2006.

-MORE-

The adjusted capacity projections will necessarily impact calculations that are based on available seat miles – including projected total revenue, revenue per available seat mile and cost per available seat mile. According to company management, the negative impact of the reduced capacity projections, combined with the recent escalation of fuel prices, makes it probable that the company will fall modestly short of meeting its goal of being cash neutral for 2005. The company continues to forecast a strong cash balance at the end of the year, but now estimates that a 15% improvement in fuel prices or 5% improvement in yield for the balance of the year would be needed for the company to meet its 2005 goal.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities, including Houston Hobby – the airline’s newest destination. More information is available at www.midwestairlines.com.

###

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.

2